Exhibit 20.1


                                                      Contacts:
                                                      Alfred R. Camner
                                                      Chief Executive Officer

                       NEWS RELEASE

                                                      James A. Dougherty
                        BANKUNITED                    Chief Operating Officer

               Nasdaq National Market:  BKUNA         Samuel Milne
                                                      Chief Financial Officer

                                                      PHONE (305) 569-2000
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                        BankUnited Financial Corporation
               * 255 Alhambra Circle * Coral Gables, Florida 33134 BankUnited, FSB * Private And Relationship Banking
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FOR IMMEDIATE RELEASE
---------------------
September 19, 1997

                    CORAL GABLES-BASED BANKUNITED TO ACQUIRE
                             CONSUMERS SAVINGS BANK

CORAL GABLES, FLA. -- Coral Gables-based BankUnited has agreed to acquire Consumers Savings Bancorp, Inc., parent company of Consumers Savings Bank for approximately $11 million, in a combination of cash and stock, announced Alfred
R. Camner, Chairman and CEO of BankUnited

Consumers Savings Bank, with assets of $102 million and deposits of $82 million at June 30, 1997, operates two South Florida banking offices in Coral Gables and Hallandale. Additionally, it is in the process of opening a third office near The Falls Shopping Center in south Dade County.

Camner stated, "We fully expect that this transaction will be accretive to earnings during our next fiscal year. The acquisition of Consumers will enable us to strengthen our overall customer base in Dade and Broward counties as well as increase our branch network in Dade County. This transaction further demonstrates our continued pursuit of our goal to become one of the primary South Florida- based banking franchises. As previously announced, we continue to project that our asset base will exceed $2 billion by September 30 and we anticipate additional significant growth during the next year including this transaction."

Bernard, Janis, Chairman of the Board and CEO of Consumers Savings Bank, said, :We're very pleased with this transaction, since BankUnited offers a comparable product line to ours, and we feel this transaction benefits the shareholders and customers of both institutions."

BankUnited FSB, the second largest savings institution headquartered in Florida and the principal subsidiary of BankUnited Financial Corporation (Nasdaq:BKUNA), is a federal savings bank with assets of $1.8 billion and 15 banking offices throughout Dade, Broward and Palm Beach counties.

BankUnited Financial Corporation trades on the Nasdaq National Market. Its common stock trades under the symbol BKUNA, and its preferred stocks trade under the symbols, BKUNP, BKUNO, BKUNN and BKUNZ.

                                      * * *

CONTACT:       SAMUEL MILNE, CFO, BANKUNITED (305) 569-2000
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               Contact:           Linda Greck or Julie Silver,